**CONSULTING AGREEMENT**

This CONSULTING AGREEMENT (this "Agreement") is entered into as of February 4, 2022 (the "Effective Date") by and between Volt Information Sciences, Inc., a New York corporation (the "Company"), and PRT Consulting, LLC ("Consultant").

1. **CONSULTANT'S SERVICES**. The Company wishes to engage Consultant to provide professional financial services to the Company as an independent contractor for a limited period of time. Specifically, Paul R. Tomkins will serve as Interim Chief Financial Officer of the Company (acting as principal financial officer of the Company) and Consultant will provide services to fulfill the day-to-day duties and responsibilities that are typical for a principal financial officer of a publicly-traded company (the "Services"). The Services may be performed remotely.

2. **CONSULTANT'S INDEPENDENT CONTRACTOR STATUS**. The Company and Consultant mutually intend that this Agreement establish between them an independent contractor relationship. All of the terms and conditions of this Agreement will be interpreted in light of that relationship. There is no intention to create by this Agreement an employer-employee relationship as Consultant: (1) is engaged in an independently established occupation or business of the same nature as the Services; (2) has the right to perform services for others during the term of this Agreement; (3) will receive no training from Volt in the professional skills necessary to perform the Services; (4) has the sole right to control and direct the means, manner, and method by which the Services will be performed; and (5) is not eligible for benefits granted to the Company's employees, including workers' compensation insurance and unemployment benefits.

3. **CONSULTANT'S FEE**. For satisfactory performance of the Services described in this Agreement, the Company shall pay to Consultant a flat fee of $10,500 per week, pro-rated to the day in the event the first and final week of the Term comprises less than 5 business days. Consultant will submit invoices to the Company's accounts payable department on a bi-weekly basis, which invoice will include the weekly fees owed for the prior two-week period. The Company shall pay all uncontested portions of invoices submitted in accordance with this Agreement promptly following the receipt of such invoices. Consultant shall not be entitled, based on the Services he performs under this Agreement, to any employee benefits, including stock-based compensation, health/welfare benefits, severance or retirement benefits.

4. **REIMBURSEMENT OF CONSULTANT'S EXPENSES**. Unless otherwise set forth herein, the Company will reimburse Consultant for reasonable, actual and necessary expenses directly incurred by Consultant in performing the Services in accordance with this Agreement. In the event that Consultant anticipates incurring any expenses in the course of performing the Services, Consultant will notify the Company of such expenses prior to incurring the expense; *provided* that any expenses in excess of $1,000 will require the prior written approval of the Company's Chief Executive Officer. All such expenses shall be substantiated in accordance with the policies and regulations established from time to time by the Company ("Company Policies") and submitted for reimbursement within thirty (30) days by including such expenses on Consultant's next invoice to the Company.

5. **NO WITHHOLDING OF TAXES**. Because Consultant is an independent contractor, the Company shall not withhold taxes of any sort from the consulting fees, and Consultant shall be responsible for payment of all taxes due on the consulting fees and any other amounts paid hereunder. Consultant hereby indemnifies the Company for any taxes, penalties, interest, and any accounting or attorneys' fees incurred by the Company due to Consultant's failure to pay taxes due on the consulting fees. Notwithstanding the foregoing, in the event that Company is required by law to make any withholding for taxes against Consultant's fees, Company shall make such withholdings, remit the corresponding funds to the appropriate tax authorities, and provide Consultant with appropriate documentation relating to such withholdings.

6. **REPRESENTATIONS OF CONSULTANT**. Consultant hereby represents and warrants to the Company as follows:

(a) This Agreement constitutes the legal, valid and binding obligation of Consultant, enforceable in accordance with its terms; and

(b) Consultant's execution of this Agreement and the performance of the Services under this Agreement does not conflict with, violate or cause a breach of any agreement, contract or policy to which Consultant is a party or by which Consultant may be bound.

7. **TERM; TERMINATION**. This Agreement shall be effective from the Effective Date and shall continue thereafter on a weekly basis until terminated in accordance with this Section 7 ("Term"). Either party may terminate this Agreement for convenience and/or without cause upon 14 days' advance written notice to the other party. In the event of a breach of this Agreement by Consultant, Company shall have the discretion to terminate this Agreement immediately. In the event that this Agreement is terminated by either party, the Company shall, upon conclusion of the Term, pay to Consultant all fees due through the last day of Service and expenses owed by the Company on any invoices outstanding and shall pay any invoices subsequently received from Consultant with respect to fees and expenses of Consultant incurred prior to the date of termination within thirty (30) days after the Company's receipt of same.

8. **PROTECTION OF COMPANY'S CONFIDENTIAL INFORMATION**. Consultant acknowledges that he and his representatives shall have access to the Company's trade secrets and other nonpublic information belonging to the Company, its affiliated companies, partners, joint ventures, or clients in connection with the performance of this Agreement, including, without limitation, trade secrets, know-how, business plans, information and knowledge pertaining to products, services, inventions, discoveries, improvements, innovations, designs, ideas, manufacturing, advertising, marketing, vendors, distribution and sales methods, sales and profit figures, pricing, cost structure, customers, strategic processes, and client lists and relationships between the Company and customers, clients, suppliers and others who have business dealings with them (collectively, "Confidential Information"). Consultant shall at all times maintain such Confidential Information in strict confidence, shall act in the best interest of the Company, and shall not divulge it to third parties and shall not use it for purposes outside the scope of this Agreement without the prior written consent of the Company. Under no circumstances will Consultant convert Confidential Information for personal use, gain or benefit or to the personal use, gain or benefit of any third party unless the Company has expressly authorized Consultant in writing to do so. This paragraph shall not apply to Confidential Information if: (a) the information

was in Consultant's possession, as shown by written records, prior to the time that the Company disclosed it to Consultant and was not obtained directly or indirectly from the Company, or (b) the information is or later becomes a part of the public domain through no act or omission on the part of Consultant. Consultant further agrees that Consultant will not, without the prior written consent of the Company, disclose to any third party or use for purposes outside of the scope of this Agreement any information conceived, developed or prepared by Consultant in the performance of this Agreement. At any time that the Company requests Consultant to do so, Consultant shall immediately return to the Company all documents containing Confidential Information and shall not retain any copies of same, either in hard copy, in electronic form, or in any other form. Consultant's obligations under this paragraph shall supersede and replace Consultant's obligations under any nondisclosure or confidentiality agreement previously executed by the parties hereto and shall survive the termination of this Agreement.

9. **COMPANY'S RIGHT TO CONSULTANT'S WORK PRODUCT PREPARED UNDER THIS AGREEMENT**. All materials prepared or developed by Consultant in rendering the Services under this Agreement, including documents, notes and reports, shall become the property of the Company when prepared, whether delivered to the Company or not, and shall, together with any materials furnished to Consultant by the Company under this Agreement and all copies thereof, be delivered to the Company upon request and, in any event, upon termination of this Agreement. Consultant hereby assigns to the Company all right, title and interest in and to any and all developments, improvements and inventions conceived or first reduced to practice by Consultant during the period of performance of this Agreement and for a period of one (1) year following the conclusion of the Term, to the extent that such developments, improvements or inventions are based upon the technology or business of the Company, its affiliated companies, customers or licensors. Consultant shall promptly disclose such developments, improvements and inventions to the Company and execute all documents and perform all other activities reasonably requested by the Company to file, prosecute, maintain and defend patents on and otherwise protect the proprietary character of such developments, improvements and inventions throughout the world as the Company directs.

10. **COMPANY POLICIES.** Consultant shall faithfully adhere to, execute and fulfill all Company Policies.

11. **INDEMNIFICATION.**

(a) Consultant agrees to indemnify and hold harmless the Company and each of its respective subsidiaries and affiliates and each of their managers, officers and employees from any and all liabilities, obligations, claims, penalties, fines or losses resulting from any of Consultant's unauthorized or unlawful acts (or from any violations by Consultant of any laws or regulations, whether willful or not) and for any acts by Consultant against Company Policies, except to the extent such acts were undertaken at the direction of the Company. The provisions of this Section 12 shall survive the termination or expiration of this Agreement.

(b) Company agrees to indemnify, defend and hold harmless Consultant in connection with any actions or claims that may be brought against Consultant related to his conduct in providing the Services during the Term of this Agreement, unless such conduct were to constitute

willful breach of this Agreement, gross negligence or fraud. Without limiting the generality of the foregoing, during the Term, Consultant will be covered by the Company's directors' and officers' insurance policy and will be entitled to indemnification as an officer of the Company to the full extent provided under the Company's by-laws and/or the Company's certificate of incorporation.

12. **RIGHT TO INJUNCTIVE RELIEF**. Consultant acknowledges that the Company would be irreparably injured by Consultant's breach of the confidentiality, assignment of work product and non-solicitation provisions of this Agreement, and that such injury to the Company could not be adequately compensated by damages. The Company shall be entitled to equitable relief, including injunctive relief and specific performance without bond, including, without limiting any other remedy available hereunder, assignment to the Company of Consultant's work product in the event of any breach of the provisions of this Agreement pertaining to Confidential Information or non-solicitation.

13. **MANDATORY ARBITRATION PROVISION**. New York law shall apply to construe and interpret this Agreement. Any dispute, claim or controversy arising out of or related in any way to this Agreement, including but not limited to its enforceability, validity or interpretation, or related in any way to Consultant's past, present or future relationships with the Company, shall be submitted to and resolved by binding arbitration with the American Arbitration Association ("AAA") in New York, New York, in accordance with the AAA's applicable rules. One arbitrator shall be used. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. It is specifically agreed that this arbitration provision shall be binding on Consultant's heirs, administrators and personal representatives. Nothing contained in this agreement shall prevent the Company from seeking injunctive relief against Consultant for violation of any agreement pertaining to trade secrets, confidentiality, or assignment of inventions or other work product.

14. **SUCCESSORS, ASSIGNS AND AFFILIATES**. Consultant may not assign this Agreement or any rights obtained hereunder or delegate or subcontract any duty of performance owed hereunder without the prior written approval of an authorized officer of the Company. Notwithstanding the foregoing, the Company may assign this Agreement or its rights and duties hereunder, without Consultant's approval, to one or more affiliates or subsidiaries of the Company, or in connection with a merger, consolidation, reorganization or the sale of substantially all of its assets (or of any permitted assignee, as applicable). Any assignment made in contravention of this Section 14 shall be null and void for all purposes.

15. **NON-WAIVER**. The failure of either party to exercise its rights under this Agreement shall not be deemed a waiver or such rights or a waiver of any subsequent breach.

16. **ENTIRE AGREEMENT**. This Agreement embodies the entire understanding between the parties with regard to Consultant's services as an independent contractor to the Company and no change, alteration or modification may be made except by a written amendment to this Agreement signed by Consultant and an authorized officer of the Company.

17. **MISCELLANEOUS**. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall

nevertheless survive and continue in full force and effect without being impaired or invalidated in any way. The language of this Agreement will be construed according to its fair meaning, and not strictly for or against either party. This Agreement may be executed in duplicate originals, each of which shall be deemed an original for all purposes.

18. **GOVERNING LAW**. This Agreement shall be governed by the laws of the State of New York.

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This Agreement is executed as of the 4th day of February, 2022.

**CONSULTANT**

PRT Consulting, LLC

______________________________
Paul Tomkins, Manager

**COMPANY**

Volt Information Sciences, Inc.

By:______________________________
Name: Linda Perneau
Title: President & Chief Executive Officer